Exhibit 10(a)

LOAN AGREEMENT

by and between

MAINE & MARITIMES CORPORATION

as Borrower,

and

BANK OF AMERICA, N.A.

as Lender,

with respect to

Loan of up to $1,700,000

Dated as of June 13, 2006

LOAN AGREEMENT

This Agreement dated as of June 13, 2006, is between Bank of America, N.A. (the “Bank”) and Maine & Maritimes Corporation (the “Borrower”).

1.                                       FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

1.1                                 Line of Credit Amount.

(a)                                  During the availability period described below, the Bank will provide a line of credit to the Borrower.  The amount of the line of credit (the “Facility No. 1 Commitment”) is One Million Seven Hundred Thousand Dollars ($1,700,000).

(b)                                 This is a non-revolving line of credit.  Any amount borrowed, even if repaid before the expiration date of the line of credit, permanently reduces the remaining available line of credit.

(c)                                  The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2                                 Availability Period.

The line of credit is available between the date of this Agreement and December 31, 2006, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).  The principal amount outstanding as of the Facility No. 1 Expiration Date shall then be repaid, together with interest, as set forth in Section 1.3 below.

1.3           Repayment Terms.

(a)                                  The Borrower will pay interest on June 30, 2006, and then on the last day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)                                 The Borrower will repay the principal amount outstanding on the Facility No. 1 Expiration Date in equal installments of One Hundred Forty Thousand Dollars ($140,000) each, beginning on January 31, 2007, and on the last day of each month thereafter, and ending on December 31, 2007 (the “Repayment Period”).  In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.

(c)                                  The Borrower may prepay the loan in full or in part at any time.  The prepayment will be applied to the most remote payment of principal due under this Agreement.

1.4                                 Interest Rate.

(a)                                  The interest rate is a rate per year equal to the Bank’s Prime Rate plus One percent (1%).

(b)                                 The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

2.                                       FEES AND EXPENSES

2.1                                 Fees.

(a)                                  Loan Fee.  The Borrower agrees to pay a loan fee in the amount of Seventy Five Thousand Dollars ($75,000).  Twenty Five Thousand Dollars of such fee was paid upon acceptance of the term sheet; the remainder is due on the date of this Agreement.

(b)                                 Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)                                  Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

2.2                                 Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

2.3                                 Reimbursement Costs.

(a)                                  The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)                                 The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require.  The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

3.                                       COLLATERAL

3.1                                 Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a guarantor, will secure the guaranty, if so indicated in the security agreement.  The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof).  All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)           Equipment and fixtures owned by (i) Borrower and (ii) Maricor Technologies, Inc.

(b)           Inventory owned by (i) Borrower and (ii) Maricor Technologies, Inc.

(c)           Receivables owned by (i) Borrower and (ii) Maricor Technologies, Inc.

4.                                      DISBURSEMENTS, PAYMENTS AND COSTS

4.1                                Disbursements and Payments.

(a)                                  Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)                                 Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2                                Telephone and Telefax Authorization.

(a)                                  The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)                                 Advances will be deposited in and repayments will be withdrawn from account number 9429289418 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)                                  The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions.  This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3                                Direct Debit (Pre-Billing).

(a)                                  The Borrower agrees that the Bank will debit deposit account number 9429289418 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b)                                 Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”).  The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower.  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)                                  The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”).  If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)                                     If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy.

(ii)                                  If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

(d)                                 The Borrower will maintain sufficient funds in the Designated Account to cover each debit.  If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

4.4                                Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5                                Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6                                Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

5.                                      CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1                                Authorizations.

If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2                                Governing Documents.

If required by the Bank, a copy of the Borrower’s organizational documents.

5.3                                Security Agreements; Guarantees.

Signed original security agreements covering the personal property collateral which the Bank requires and duly authorized and executed Guaranties from each Loan Party providing a Guaranty.

5.4                                Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.  All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

5.5                                Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

5.6                                Repayment of Other Credit Agreement.

Evidence that the existing loan agreement with Katahdin Trust Company with respect to a bridge loan in the principal amount of $400,000 has been or will be repaid and cancelled on or before the first disbursement under this Agreement.

5.7                                Good Standing.

Certificates of good standing for the Borrower and each guarantor from its state of formation and from any other state in which the Borrower or such guarantor is required to qualify to conduct its business.

5.8                                Legal Opinion.

A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require.  The legal counsel and the terms of the opinion must be acceptable to the Bank.

5.9                                Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.                                      REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1                                Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2                                Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3                                Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4                                Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5                                No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6                                Financial Information.

All financial and other information that has been or will be supplied to the Bank fairly presents the Borrower’s (and any guarantor’s) financial condition in all material respects, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).  If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

6.7                                Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would reasonably be expected to have a Material Adverse Effect , except as have been disclosed in writing to the Bank.

6.8                                Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing and except for the following:

(a)  Liens pursuant to this Agreement or any agreement relating hereto;

(b)  Liens existing on the date hereof and listed on Schedule 6.8 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)  deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.7; and

(i)  Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $500,000; and further provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

6.9                                Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10                          Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.11                          Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12                          No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13                          Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

6.14                          ERISA Plans.

(a)                                  Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.  The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)                                 There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)                                  With respect to any Plan subject to Title IV of ERISA:

(i)                                     No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)                                  No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)                               No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)                                 The following terms have the meanings indicated for purposes of this Agreement:

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)                               “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)                              “PBGC” means the Pension Benefit Guaranty Corporation.

(v)                                 “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

7.                                      COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1                                Use of Proceeds.

(a)           To use the proceeds of Facility No. 1 only (a) to repay the loan from Katahdin Trust Company referenced in Section 5.6, and (b) for working capital and other general corporate purposes.

(b)           The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

7.2                                Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time (provided, however, that any such information provided to Bank pursuant to any other loan documents to which Bank is party shall be deemed to be a submission of such information under this Agreement and Borrower need not provide duplicate copies of such materials to Bank for each such loan agreement):

(a)                                  as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of Vitale, Caturano and Co., Ltd., or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) when and to the extent required by the SEC, an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which the Bank does not object and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries, provided, however, that so long as Borrower is subject to section 13 of the Securities Exchange Act of 1934, as amended, the requirement as to consolidated financial statements (but not the other requirements) shall be satisfied with respect to Borrower by delivery within such 120-day period of the annual report of Borrower on Form 10-K for such fiscal year, together with all documents from the preceding fiscal year which are incorporated therein by reference, and have theretofore not been delivered, as filed by Borrower with the SEC;

(b)                                 as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries, provided, however, that so long as Borrower is subject to section 13 of the Securities Exchange Act of 1934, as amended, the requirement with respect to consolidated financial statements (but not the other requirements) shall be satisfied with respect to Borrower by delivery within such 60-day period of the report of Borrower on Form 10-Q for such quarter, as filed by Borrower with the SEC; and

(c)                                  as soon as available, but in any event at least 60 days after the end of each fiscal year of Borrower, forecasts prepared by management of Borrower, in form satisfactory to the Bank, of consolidated balance sheets and statements of income or operations and cash flows of Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year.

(d)           (i)  concurrently with the delivery of the financial statements referred to in Section 7.2(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(ii)  concurrently with the delivery of the financial statements referred to in Sections 7.2(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(iii)  promptly after any request by Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(iv)  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Bank pursuant hereto;

(v)  promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 7.2; and

(vi)  promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission  (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(e)                                  Promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Bank may from time to time reasonably request.

7.3                                Debt to Capital Ratio.

Not allow Consolidated Total Indebtedness for Borrowed Money to exceed the percentage of Consolidated Total Capital indicated for each period specified below:

Period	Maximum Percentage
Quarter ending 03/31/06 through quarter ending 3/31/07	57%
Thereafter	55%

This ratio will be calculated at the end of each quarter, commencing with the quarter ending March 31, 2006, using the results of the twelve-month period ending with that reporting period.

7.4                                Interest Coverage Ratio.

Maintain on a consolidated basis an Interest Coverage Ratio of at least the ratio indicated for each period specified below:

Period	Ratio
Three months ending 3/31/06	2.00:1.0
Six months ending 6/30/06	1.00:1.0
Nine months ending 9/30/06	1.00:1.0
Twelve months ending 12/31/06	2.00:1.0
Twelve months ending 3/31/07	1.75:1.0
Twelve months ending 6/30/07 and Each trailing twelve month period thereafter, On a quarterly basis	2.50:1.0

This ratio will be calculated at the end of each quarter, commencing with the quarter ending March 31, 2006.

7.5                                Financial Covenant Definitions.

“Capital Lease” means a lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Consolidated EBIT” means, for the Borrower and its Subsidiaries, net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense.

“Consolidated Interest Expense” means, for any specified period, the total consolidated interest charges of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP, plus (i) the allowance for borrowed funds used during construction for such period, minus (ii) interest on customer deposits for such period.

“Consolidated Total Capital” means, at a particular date, the total of the amounts that, in conformity with GAAP, would be included on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date in respect of (i) Consolidated Total Indebtedness for Borrowed Money (excluding Debt of other Persons guaranteed by the Borrower or a Subsidiary), and (ii) (iii) Common Shareholders’ Equity.

“Consolidated Total Indebtedness for Borrowed Money” means at any particular date, the total amount of (i) Debt of the Borrower and its Subsidiaries, excluding intercompany items, that, in conformity with GAAP, would be included on a consolidated balance sheet of the Borrower and its Subsidiaries (a) in respect of money borrowed, (b) in respect of obligations evidenced by a note, bond, debenture or other like written obligation to pay money, (c) in respect of obligations under Capital Leases, and (d) in respect of obligations under conditional sales or other title retention agreements, and (ii) Debt of other Persons of the nature described in clauses (a) through (d) above which is guaranteed by the Borrower or a Subsidiary or with respect to which the Borrower or a Subsidiary is contingently liable.  In no event shall the term include preferred stock.

“Interest Coverage Ratio” means the ratio of Consolidated EBIT to (Consolidated Interest Expense plus preferred dividends).

7.6                                Maintenance of Assets.

(a)                                  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; provided that in the event of any conflict with the terms of Section 7.8, the latter shall prevail.

(b)                                 Make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Use the standard of care typical in the industry in the operation and maintenance of its facilities.

(d)                                 To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.7                                Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)                                  Existing extensions of credit disclosed to the Bank in writing.

(b)                                 Extensions of credit to the Borrower’s current subsidiaries on terms that are fair and reasonable,  substantially as favorable to Borrower or such subsidiary as would be obtainable by Borrower or such subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate (provided, however, that Bank acknowledges that such intra-company loans may bear low or no interest).

(c)                                  Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.8                                Additional Negative Covenants.

Not to, without the Bank’s written consent, such consent not to be unreasonably withheld or delayed:

(a)                                  (this applies to Borrower and its Subsidiary Maine Public Service Company) merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:  (a)  Maine Public Service Company may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of Borrower, provided that a wholly-owned Subsidiary of Borrower shall be the continuing or surviving Person; and  (b)  Maine Public Service Company may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to a wholly-owned Subsidiary of Borrower.

(b)                                 Acquire or purchase a business or its assets where either of the following conditions applies: (a) the acquisition is for a consideration, including assumption of direct or contingent debt, in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; or (b) the Borrower has not obtained the prior, effective written consent or approval to such acquisition of the board of directors or equivalent governing body of the business being acquired.

(c)                                  Engage in any business activities substantially different from the Borrower’s present business.

(d)                                 (this applies to Borrower and its Subsidiary Maine Public Service Company) make any Disposition or enter into any agreement to make any Disposition, except:

(i)  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)  Dispositions of inventory in the ordinary course of business;

(iii)  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iv)  Dispositions of property by Maine Public Service Company to Borrower or to a wholly-owned Subsidiary of Borrower; and

(v)  Dispositions permitted by Section 7.8(a).

Any Disposition pursuant to clauses (i) through (v) shall be for fair market value.

(e)                                  Voluntarily suspend its business.

7.9                                Notices to Bank.

To promptly notify the Bank in writing of:

(a)                                  Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(b)                             The occurrence of any ERISA Event.

(c)                              The occurrence of any Internal Control Event.

(d)                                 Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(e)                                  Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)                                    Any actual contingent liabilities of the Borrower (or any Guarantor) arising on or after December 31, 2005, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of the Threshold Amount in the aggregate.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.9(e) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.10                          Insurance.

(a)                                  Insurance.  To maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Bank of termination, lapse or cancellation of such insurance.

(b)                                 Evidence of Insurance.  Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.11                          Compliance with Laws.

To comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.12                          ERISA Plans.

Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  Capitalized terms in this paragraph, that are not otherwise defined herein,  shall have the meanings defined within ERISA.

7.13                          ERISA Plans - Notices.

With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a)                                  The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(b)                                 Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)                                  The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

7.14                          Books and Records.

To (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.  Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Bank shall reasonably require.

7.15                          Audits.

To allow the Bank and its agents to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Bank or its agents may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.  If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.16                          Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it reasonably incurs to protect its security interests and liens.

7.17                          Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.                                      HAZARDOUS SUBSTANCES

8.1                                Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance.  This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower.  The indemnity includes but is not limited to reasonable attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff).  The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

8.2                                Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that the Borrower has complied and will comply in the future with all  Laws,  or other requirements of any Governmental Authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances, except to the extent that the failure so to comply does not have, and could not reasonably be expected to have, a Material Adverse Effect.

8.3                                Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.4                                Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests.  The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing.  The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Collateral.  The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement.  No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness).  In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure.  The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment.  The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.5                                Definition of Hazardous Substances.

“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

8.6                                Continuing Obligation.

The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.

9.                                      DEFAULT AND REMEDIES

If any of the following events of default (each an “Event of Default” or “event of default”) occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled “Insolvency; Receiver,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1                                Failure to Pay.

The Borrower fails to pay (i) when and as required to be paid, any amount of principal due hereunder, or (ii) within three days after the same becomes due, any interest due hereunder, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder.

9.2                                Other Bank Agreements.

Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or Affiliates has with the Bank or any Affiliate of the Bank , and such default remains uncured beyond any applicable cure period.  For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

9.3                                Cross-default.

Borrower, its Subsidiary Maine Public Service Company, any Guarantor or any Subsidiary with respect to an obligation of such Subsidiary that has been guaranteed by Borrower (but no other Subsidiaries) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness, preferred stock or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, preferred stock or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or preferred stock or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or preferred stock to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness or preferred stock to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded.

9.4                                False Information.

Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Obligor herein, or in any document delivered in connection herewith shall be incorrect, false or misleading in any material respect when made or deemed made.

9.5                                Insolvency; Receiver.

Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or  (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy.

9.6                                Termination; Dissolution.

All or a substantial portion of the Borrower’s or any Obligor’s business is terminated, or, Borrower or any Obligor is liquidated or dissolved.

9.7                                Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any Guaranty).

9.8                                Lawsuits.

Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor in an aggregate amount of the Threshold Amount or more in excess of any insurance coverage.

9.9                                Judgments.

There is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

9.10                          Material Adverse Effect.

There occurs any event or circumstance that has a Material Adverse Effect.

9.11                          Government Action.

Any Government Authority takes action that the Bank believes would have a Materially Adverse Effect.

9.12                          Default under Related Documents.

Any default occurs under any Guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document becomes no longer in effect without Bank’s consent, or any Guarantor purports to revoke or disavow the guaranty.

9.13                          ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)                                  A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)                                 Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.14                          Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.  This includes any failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.  If, in the Bank’s opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.

10.                                ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1                          GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2                          Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MAINE.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MAINE SITTING IN CUMBERLAND COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE STATE OF MAINE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MAINE STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.11.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.3         Waiver of Right to Trial by Jury.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO

HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.4         USA PATRIOT Act Notice.    The Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Bank to identify Borrower in accordance with the Act.

10.5         Treatment of Certain Information; Confidentiality.  The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it  (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the bank or its Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.    The Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.6         Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.7         Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

10.8         Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.9         One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)                                  represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)                                 replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)                                  are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.10       Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.  This indemnity includes but is not limited to reasonable attorneys’ fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower’s obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.11       Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.12       Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.13       Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.14       Limitation of Interest and Other Charges.

If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

10.15       Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Bank’s office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means the Security Agreement of even date herewith from Borrower to Bank, and all other agreements, instruments and documents  hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Bank in Collateral securing all or part of the Obligations, and including also any negative pledge agreements from any Loan Party in favor of Bank.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” or “default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or  any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor”  means each of Maricor Technologies, Inc.,a Maine corporation, The Maricor Group, a Maine corporation, and Mecel Properties Limited,a Nova Scotia corporation, and their respective successors.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such

Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty”  means each guaranty given by a Guarantor to Bank in connection with the Obligations.

“Indebtedness” means, as to any Person at a particular time, without duplication (for example, Borrower’s letters of credit securing other Indebtedness shall not count as Indebtedness independent of the Indebtedness being secured), all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, provided that the term “Indebtedness” shall not include preferred stock ; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws, in each case as described in the Securities Laws and when relevant requirements become effective as to Borrower under regulations promulgated under the Securities Laws.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, any promissory notes executed pursuant to Section 4.1(b), each Guaranty and each Collateral Document.

“Loan Parties” means, collectively, Borrower and each Person executing a Loan Document.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, Swap Contract or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Threshold Amount” means Five Hundred Thousand Dollars ($500,000) for Borrower, One Million Dollars ($1,000,000) for Maine Public Service Company and Two Hundred Fifty Thousand Dollars ($250,000) for any of the Subsidiary.

10.16       Maine Notice.       By signing below, the Borrower agrees and acknowledges that, under Maine law, no promise, contract, or agreement to lend money, extend credit, forbear from collection of debt or make any other accommodation for the repayment of a debt for more than Two Hundred Fifty Thousand Dollars ($250,000) may be enforced against the Bank unless the promise, contract, or agreement (or some memorandum or note thereof) is in writing and signed by the Bank.  The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Attested To:	Maine & Maritimes Corporation

	By	(Seal)
Typed Name	Typed Name: J. Nicholas Bayne
Title: President and CEO

Address where notices to
the Borrower are to be sent:

209 State Street
Presque Isle, ME 04769
Attention: Patrick Cannon, General Counsel and Secretary
Telephone: 207-760-2422
Telecopier: 207-760-2423
Electronic Mail: pcannon@maineandmaritimes.com
Website Address: www.maineandmaritimes.com
Bank of America, N.A.

By
Typed Name
Title

Address where notices to
the Bank are to be sent:
Bank of America, N.A.
One Hundred Middle Street, Suite 329
Portland, Maine 04101-4673
Attention: Ms. Jane Parker
Facsimile: 207-874-5167

Exhibit A

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:              ,

To:                              Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement, dated as of           , 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Maine & Maritimes Corporation (“Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Bank.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                      of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of Borrower, and that:

(use the following paragraph for fiscal year-end financial statements)

1.              Attached hereto as Schedule 1 are the year-end audited financial statements and other reporting and certifications as required by Section 7.2(a) of the Agreement for the fiscal year ended as of the above date.

(use the following paragraph for quarter year-end financial statements)

1.              Attached hereto as Schedule 1 are the unaudited financial statements and other reporting and certifications as required by Section 7.2(b) of the Agreement for the fiscal quarter ended as of the above date.

2.              The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.              A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents and

(select one)

(to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and it continuing.)

-or-

(the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:)

4.             The representations and warranties of Borrower contained in Article VI of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.             The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                 ,                  .

MAINE & MARITIMES CORPORATION

By:
Name:
Title:

For the Quarter/Year ended	(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.3 Debt to Capital Ratio

	A.	Consolidated Total Indebtedness for Borrowed Money:	$

	B.	Common Shareholder’s Equity	$

	C.	Consolidated Total Capital (Line IA + IB)	$

	D.	Percentage (Line I A ÷ Line I C)%

	E.	Maximum Allowed	57% [55%]

II.	Section 7.4 Interest Coverage Ratio

	A.	Consolidated EBIT:	$

	B.	Consolidated Interest Expense	$

	C.	Preferred Dividend Paid	$

	D.	Ratio (Line II A) ÷ (Line II B + II C)	to 1.0

	E.	Minimum Required	1.0 : 1.0

[Use applicable Ratio]

Schedule 6.8

Liens.

1.  Liens in favor of Bank of America, N.A., as Administrative Agent, under or relating to the Credit Agreement dated as of October  21, 2005, among the Borrower, each lender from time to time party thereto (initially Bank of America, N.A. and Katahdin Trust Company), and Bank of America, N.A., as Administrative Agent and L/C Issuer, as amended from time to time.